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        Exhibit 10.1

PROMISSORY NOTE

$51,694,000 (Canadian)	DUE: June 30, 2007

        FOR VALUE RECEIVED, ONTARIO RACING INC. (hereinafter called the "Borrower") acknowledges itself indebted and hereby promises to pay to, or to the order of, CHARLES JURAVINSKI AND MARGARET JURAVINSKI, on joint account, with right of survivorship (collectively, the "Holder"), at 626 Harvest Road, Dundas, Ontario L9H 5K7 (or such other address as the Holder may stipulate for such purpose by notice in writing to the Borrower) the principal sum of FIFTY-ONE MILLION SIX HUNDRED AND NINETY-FOUR THOUSAND DOLLARS ($51,694,000) of lawful money of Canada in the manner hereinafter provided and together with interest thereon as hereinafter provided.

        Principal repayments in the amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) per annum shall be made on June 30 in each year (or if such date is not a business day then on the next succeeding business day) commencing on June 30, 2003 to and including June 30, 2006, and thereafter on June 30, 2007, the entire principal balance then outstanding together with accrued interest thereon, subject to the provisions as hereinafter provided, shall be due and payable.

        From and after October 18, 2002 to and including December 31, 2002, the principal amount from time to time outstanding hereunder shall bear interest at the rate of 6.24% per annum. Thereafter, the principal amount from time to time outstanding hereunder shall bear interest at a rate to be established semi-annually on the last days of June and December in each year, commencing December 31, 2002 (or if any of such days are not a business day, then on the next succeeding business day), which rate shall be applicable in each case for the ensuing semi-annual period, based upon the then current yield of the benchmark Government of Canada Bond having a five-year term to maturity (as published by the Bank of Canada on its website) plus 150 basis points, provided that such rate shall, in each semi-annual period, not be less than six percent (6%) per annum nor greater than seven percent (7%) per annum. Such interest shall be calculated not in advance, on the outstanding principal amount hereof and on overdue interest, both before and after maturity and both before and after default and judgment, and shall accrue and be payable monthly, in arrears, on the last day of each month (or if such date is not a business day then on the next succeeding business day).

        The obligations of the Borrower under this Note shall be secured by:

  (a)
  a mortgage in the principal sum of $9,000,000 executed by Flamboro Downs Holdings Limited (the "Flamboro Guarantor") in favour of Charles Juravinski registered against title to the Property (as defined and more particularly described in Schedule A hereto) on February 16, 1994 as Instrument No. 176205, as such mortgage is amended by agreement made as of October 18, 2002;

  (b)
  a mortgage in the principal sum of $750,000 executed by the Flamboro Guarantor in favour of Margaret Juravinski registered against title to the Property on February 16, 1994 as Instrument No. 176204, as such mortgage is amended by agreement made as of October 18, 2002;

  (c)
  a guarantee of this Note executed by Magna Entertainment Corp. ("MEC") in favour of the Holder;

  (d)
  a guarantee of this Note executed by the Flamboro Guarantor in favour of the Holder;

  (e)
  a debenture in the principal sum of $51,694,000 executed by the Flamboro Guarantor in favour of the Holder registered against title to the Property, subject to the acknowledgement of the Holder that the total indebtedness secured under clauses (a), (b) and this clause (e) does not exceed $51,694,000;

  (f)
  a general security agreement executed by the Flamboro Guarantor in favour of Charles Juravinski registered under the Personal Property Security Act (Ontario) (the "PPSA") as file reference no. 076508802; and

  (g)
  a general security agreement executed by the Flamboro Guarantor in favour of Margaret Juravinski registered under the PPSA as file reference no. 076508811;

all of which and any other security granted from time to time by each of the Borrower, the Flamboro Guarantor and MEC to the Holder in connection with the Borrower's obligations under this Note are referred to collectively as the "Security".

        In the event that a default in payment hereunder shall occur, which default is not remedied within seven (7) days of written notice of default by the Holder to the Borrower (an "Event of Default"), the Holder may declare the principal amount hereof and interest accrued thereon to be immediately due and payable, subject to the Borrower's rights of set-off as hereinafter set forth.

        All costs and expenses (including reasonable legal fees) paid or incurred by or on behalf of the Holder in collecting the principal hereof and any interest accrued thereon shall be payable by the Borrower to the Holder and shall be deemed to form a part of the principal amount hereof.

        Notwithstanding anything herein, the Holder hereby irrevocably agrees that:

  (a)
  the Borrower, its successors and assigns, shall have the right, at all times, and from time to time during the term of this Note (and, if applicable, after the term for so long as this Note continues to secure any amounts owing hereunder), to set-off against any and all amounts payable by the Borrower to the Holder hereunder:

  (i)
  the full amount of any "Loss" suffered or incurred by the Borrower, its successors and assigns, as determined in accordance with, and after following the procedures as provided for in Article IX of, a share purchase agreement dated as of February 5, 2002 among the Holder, the Flamboro Guarantor, Flamboro Downs Limited and 1180554 Ontario Limited, amended by agreements of the above parties dated as of March 15, 2002, March 28, 2002 and May 3, 2002 and as further acknowledged and amended by agreement of the above parties, the Borrower and MEC dated as of June 4, 2002, and letter amending agreement dated October 9, 2002 (the share purchase agreement and all amendments are collectively called "the Share Purchase Agreement"); and (for greater certainty, but without in any way limiting the generality of the foregoing)

    (ii)
    the amounts set forth in Schedule B hereto after, only in the case of items 2, 3 and 4 thereof, following the procedures as provided for in Article IX of the Share Purchase Agreement provided that such procedures shall in no way limit the amounts payable by the Holder to the Borrower.

    Provided that such right of set-off of the Borrower shall be exercised only to reduce the principal balance outstanding from time to time under this Note and, notwithstanding such reduction(s), if any, of the principal balance, annual instalments of principal (so long as the principal balance outstanding at such time exceeds the annual instalments of principal payable pursuant to the terms hereof), together with monthly instalments of interest shall continue to be payable as provided for in this Note;

  (b)
  any failure on the part of the Borrower, its successors and assigns, to set-off, as permitted above, shall not constitute a waiver of such right; and

  (c)
  the exercise of the right of set-off, as permitted in subparagraph (a) above, whether in whole or in part, or the failure to exercise such right, whether in whole or in part, shall not affect, limit or preclude any other remedy or action available to the Borrower, its successors and assigns, under the Share Purchase Agreement, including pursuant to Article IX thereof, or at law or in equity.

        The Holder agrees that the Borrower shall have the right (exercisable upon not less than twenty (20) business days prior written notice to the Holder) to prepay this Note in full prior to its due date upon payment to the Holder of an amount equal to the Early Termination Value (as hereinafter defined) on the date of prepayment. For the purposes hereof:

  (a)
  "Early Termination Value" on any date shall mean the aggregate of:

  (i)
  an amount equal to the positive amount on such date, if any, by which (1) the present value of all scheduled payments of principal (including the payment due on the due date) and of Early Termination Interest Payments remaining to be paid in respect of this Note to and including the due date, assuming no prepayments other than scheduled payments of principal, discounted from the scheduled payment dates to such date (using a discount rate equal to the then current yield of the benchmark Government of Canada Bond having a term to maturity closest to the remaining term of this Note (as published by the Bank of Canada on its website) plus 50 basis points), exceeds (2) the principal amount of this Note outstanding as of such date; and

    (ii)
    the principal amount of this Note outstanding as of such date.

  (b)
  "Early Termination Interest Payments" on any date shall mean the interest payments applicable to the principal amount of this Note outstanding as of such date (assuming all scheduled payments of principal are made on their respective due dates) at an annual rate of 7% on each of the remaining scheduled interest payment dates to the due date of this Note.

        The provisions of this Note shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the Borrower hereby irrevocably attorns to the jurisdiction of the courts of such province.

        This Note shall enure to the benefit of the Holder, their respective heirs and estate trustees and shall be binding on the Borrower and its successors.

        The Borrower hereby waives presentment for payment, notice of non-payment (except as specifically provided for herein), protest and notice of protest.

        DATED at the City of Toronto this 18th day of October, 2002

ONTARIO RACING INC.
Per:	Name: Andrew Gaughan Title: Authorized Signing Officer
I have authority to bind the Corporation
Witness Name:	CHARLES JURAVINSKI
Witness Name:	MARGARET JURAVINSKI

SCHEDULE A
Legal Description of the Property

Firstly:

PIN 17549-0023 (LT) being Part of Lot 3, Concession 3, West Flamborough, as in VM194726; S/T WF17909, Flamborough, City of Hamilton

Secondly:

PIN 17549-0025 (LT) being Part of Lots 3 and 4, Concession 3, West Flamborough, as in AB345248, Part of Lot 3, Concession 3, West Flamborough, as in CD199166 & CD338882; and Part of Lot 4, Concession 3, West Flamborough, designated as Part 1 on 62R-2480; S/T WF17909, WF17912, Flamborough, City of Hamilton

SCHEDULE B
Additional Rights of Set-Off of the Borrower

The Borrower may immediately set off any and all amounts incurred by the Borrower against the principal amount owing under this Note in accordance with the provisions for set-off described in the Share Purchase Agreement and included herein, in the event that:

1.
the Holder fails to comply with their Undertaking made as of October 18, 2002 in connection with construction liens registered against the Property, in which case the Borrower shall be entitled to pay into court the full amount secured by such liens together with any additional security required pursuant to the Construction Lien Act (Ontario) pending resolution of such liens, and the Borrower does, in fact, make such payment, together with all costs, including legal expenses, of the Borrower in this regard;

2.
the Borrower is required by any applicable court to pay any amounts with respect to any period or periods prior to July 1, 2002 under any litigation against the Acquired Companies, the Real Property or the Leased Property, as those terms are defined in the Share Purchase Agreement, and the Borrower does, in fact, make such payment, together with all costs, including legal expenses, of the Borrower in this regard;

3.
the Borrower pays any amount to the Ontario Lottery and Gaming Corporation for adjustments to amounts paid or payable under the Site Holder Facilities Agreement (as that term is defined in the Share Purchase Agreement) prior to July 1, 2002, including (without limitation) with respect to shared common expenses or separately metered expenses; and

4.
the Acquired Companies are required to and accordingly do make, with respect to any period or periods prior to July 1, 2002, (a) any payments to the Ontario Harness Horse Association under the Ontario Harness Horse Association Agreement; or (b) any adjustments to revenue as a result of incorrectly booked revenue (without an appropriate reserve) in respect of amounts relating to the Ontario Harness Horse Association.

The rights of set-off listed in this Schedule are in addition to and not intended to limit the rights of set-off included in this Note.

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PROMISSORY NOTE
SCHEDULE A Legal Description of the Property
SCHEDULE B Additional Rights of Set-Off of the Borrower